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                                                                    EXHIBIT 5.01





                                 March 3, 1997

HNC Software Inc.
5930 Cornerstone Court West
San Diego, California 92121

Ladies & Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about March 4, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,367,196 shares of the Common Stock (the "Stock") of HNC Software Inc., a Delaware corporation ("HNC"), all of which are presently issued and outstanding and will be sold by certain selling HNC stockholders (the "Selling Stockholders"). The Stock is to be sold to the public in the manner described in the Registration Statement.

         In rendering this opinion, we have examined the following:

         (1) the Registration Statement, together with the Exhibits filed as a part thereof;

         (2) the Prospectus prepared in connection with the Registration Statement;

         (3) the minutes of meetings and actions by written consent of HNC's Board of Directors that are contained in your minute books that are in our possession under which the issuance of the Stock was approved by HNC;

         (4) that certain Exchange Agreement dated October 25, 1996 (the "Exchange Agreement") that was entered into by and among HNC, the Mulberry Trust and the Kulmor Trust in connection with HNC's acquisition of Retek Distribution Corporation, and under which the Stock was issued by HNC to the Selling Stockholders;

         (5) the Certificate of Incorporation of HNC, as amended and restated through June 13, 1996 and the Bylaws of HNC, both as filed by HNC with its Report on Form 10-Q for the quarter ended June 30, 1996.

         In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

         As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from public officials and records included in the documents referred to above. We have made no independent investigations or other attempts to verify the accuracy of any of such information or to determine the existence or non-existence of





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HNC Software Inc.
March 3, 1997
Page 2


any other factual matters; however, we are not aware of any facts that would lead us to believe that the opinion expressed herein is not accurate.

         Based upon the foregoing, it is our opinion that the 1,367,196 shares of Stock that may be sold by the Selling Stockholders are legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

         This opinion speaks only as of its date and is intended solely for the your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.



                                       Very truly yours,


                                       FENWICK & WEST LLP